Exhibit 10.13

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this document is <Date of Grant>.

The Kroger Co., an Ohio corporation with its principal place of business at Cincinnati, Ohio, (“we” or “us”) has adopted a Long-Term Incentive Plan for employees and directors of Kroger and its subsidiaries ("Kroger").  The plan is administered by the Committee as defined in the plan.  The Committee determines the employees and directors who are granted awards and the types and amounts of awards.

The plan provides that the terms of grants are determined by the Committee and will be set forth in this Agreement.

The Committee has decided to grant nonqualified stock options to purchase <Number of Shares Granted> Kroger common shares to <Name of Participant> (“you”) on the date of this document <Date of Grant>  (the “date of grant”).

In consideration of the services you have provided and that you will provide, we grant you the option to purchase Kroger common shares, subject to the terms of the plan and the following specific terms and conditions:

1.         The option price of $<Grant Price> is the Fair Market Value of a  Kroger common share on the date of grant of the option.  Fair Market Value for purposes of establishing the option price is the closing price of Kroger common shares reported on the date of grant on the New York Stock Exchange.  For all other purposes, Fair Market Value of a common share is the amount determined pursuant to a reasonable method adopted by the Committee.  If no sales are made on that date, the Committee will use the most recent prior date for which sales are reported.

2.         Except as otherwise provided in Paragraph 7 or Paragraph 8 below, you have no right to exercise any part of this option until the later of (i) your formal acceptance of this Agreement in the manner that we have advised you in writing, and (ii) the passage of the period of time, known as the vesting period, as follows:

Annual Anniversary of Date of Grant	You Are Vested In:	Expiration Date
1st	25% of the options	ExpireDate
2nd	25% of the options	ExpireDate
3rd	25% of the options	ExpireDate
4th	25% of the options	ExpireDate

If your employment by or service to Kroger is terminated prior to this option becoming exercisable, other than as set forth in Paragraph 7, all rights under this Agreement will terminate.

3.         You cannot transfer this option except by will or the laws of descent and distribution.  It is exercisable, during your lifetime, only by you, or, in the event of legal disability, by your legal representative.

4.         You are entitled to the privileges of share ownership only as to those shares actually purchased by you under this Agreement.

5.         If you want to exercise all or any part of this option, you must make the election in writing. You must deliver your notice of election, this Agreement, and cash payment for your shares to:  Stock Option Administrator, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202.  The Committee can establish any other place or method for delivery of stock option exercises, including electronic means directly with us or our designated administrator.  We will notify you in advance of any alternate place or method of delivery of stock option exercises.  No shares will be delivered to you until the full option price per share for the number of shares then exercised is paid.    In addition to cash, you may pay the exercise price by delivering Kroger common  shares, fully endorsed and containing a signature guaranty.  Any shares delivered by you will be valued at the Fair Market Value, as described in Paragraph 1 of this Agreement, on the date of exercise of the option.  You must have owned those shares for at least six months.  The Committee can increase this required holding period for up to two years.  Under certain circumstances, unless prohibited by law, you also can elect to have a portion of the shares issuable upon exercise sold in order to satisfy the exercise price and any taxes that must be withheld.  You can obtain information on how to accomplish this, along with other forms of cashless exercise, from your human resources office.

6.         You must pay all withholding tax or liabilities prior to issuance of shares.

7.         Except as otherwise provided in Paragraph 13 and 14, if your employment by or service to Kroger voluntarily terminates after reaching age 62 with at least five years of service at Kroger and provided that you are within the employment of or are a director providing service to Kroger on the first anniversary of the date of grant, and provided it is on terms deemed satisfactory to the Committee in its sole discretion (“Retirement”), your options will continue to vest as shown in paragraph 2 of this Agreement and you will be permitted to exercise your option throughout the remaining term. “Terms deemed satisfactory to the Committee” will include but not be limited to a retirement date and leadership transition plan acceptable to both you and Kroger. If you die or become disabled, as determined by us, your option will become exercisable and your personal representative will be permitted to exercise your option throughout the remaining term.  If you leave Kroger’s employ or cease providing services as a director to Kroger for any other reason, this option expires.  If any portion of the option is exercisable prior to that expiration, you or your personal representative have one year or the remainder of the ten year term, whichever is shorter, to exercise the option.

8.         This option becomes immediately exercisable in full, but not in part, if at any time after the date of this Agreement, your employment is terminated without Cause or by you for Good Reason within two years after a Change in Control of Kroger.  For purposes of this paragraph 8 only, the following definitions shall apply:

(i)         “Change in Control” means:

(a)        any Person, excluding Kroger, any of its Affiliates and any employee benefit plan of Kroger or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Kroger representing 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

(b)        consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company and its Affiliates (a “Business Combination”), in each case, unless, following such Business Combination, Persons that were the beneficial owners of outstanding voting securities entitled to vote generally in the election of directors of Kroger immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such Business Combination, owns all or substantially all of the Company and its Affiliates or their assets either directly or through one or more subsidiaries or affiliates) in substantially the same proportions as their ownership of such securities immediately prior to such Business Combination;

(c)        during any period of twenty-four (24) consecutive months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof; provided that, any individual becoming a director of Kroger whose appointment or election by the Board or nomination for election by Kroger’s shareholders was approved or recommended by a vote of at least two-thirds of the Incumbent Directors shall also be considered an Incumbent Director;  or

(d)        the approval by the shareholders of Kroger of a complete liquidation or dissolution of the Company.

(ii)        “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least 50% of the total combined voting power of all classes of stock or other equity interests of which is owned by Kroger, either directly or indirectly;

(iii)       “Kroger” and “Company” means  the parent company, The Kroger Co.;

(iv)       “Person”  means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.  All references to Person shall include an individual Person or group (as defined in Rule 13d-5 under the Exchange Act) of persons;

(v)        “Board” means the Board of Directors of Kroger;

(vi)       “Good Reason” means:

(a)        without your consent

(i)         A material diminution in your base compensation;

(ii)        A material diminution in your authority, duties, or responsibilities;

(iii)       A material change in the geographic location at which you must perform services (this shall be deemed to occur if and only if your principal place of work is relocated more than 50 miles from your principal place of work immediately before a Change in Control); or

(iv)       Any action or inaction by Kroger which results in employee benefits, perquisites and fringe benefits that, in the aggregate, are materially less favorable than those provided to you immediately prior to the Change in Control.

(b)        You shall not have Good Reason for a termination of employment unless:

(i)         the condition constituting Good Reason occurs during the two years following a Change in Control;

(ii)        you provide written notice to the Committee of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition constituting Good Reason and the Company is given 30 days to cure such condition; and

(iii)       you incur a termination of employment no later than 120 days following the end of the two years after a Change in Control.

(vii)      “Cause” means your:

(a)        failure to substantially perform your duties (other than by reason of disability) with respect to Kroger or an Affiliate,

(b)  breach of fiduciary duty to Kroger or an Affiliate,

(c)  dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of Kroger or an Affiliate,

(d)  willful violation of the policies of Kroger or an Affiliate after receiving written notice of such violation, or

(e)  conviction of a felony or crime involving moral turpitude.

All determinations of Cause hereunder shall be made by the Committee and shall be binding for all purposes hereunder.

You acknowledge and agree that the foregoing definitions of “Change in Control,” “Cause,” and “For Good Reason” are subject to amendment from time to time in relevant Kroger plan documents and that if, as of a given time, the definitions of “Change in Control,” “Cause,” or “For Good Reason” have been amended in relevant Kroger plan documents and differ from the one in this Agreement, those amended definitions shall supersede, take the place of and be construed and deemed to supersede and take the place of the definitions of “Change of Control,” “Cause,” or “for Good Reason” contained within this Agreement.  You will, in the event of such an amendment, be informed of the amendment.

9.         This Agreement does not give you any right of continued employment by or to continue to provide service to Kroger.  It does not affect your right or Kroger’s right, to terminate your employment or service at any time.

10.       In the event of any stock splits, stock dividends, or reverse stock splits, the number of shares and the price per share set forth in this Agreement will be adjusted proportionately.

11.       Unless sooner terminated under one or more of the terms and conditions in this Agreement, this option will remain in force for a term of ten years from the date of this Agreement, and it must be exercised by the holder on or before that date.  In the event that the option expires on a day that is not a business day, it must be exercised on or before the last business day prior to the expiration date.

12.       The option evidenced by this Agreement and the exercise of the option are subject to the terms and conditions of the plan.  This option is subject to any rules and regulations adopted by the Committee.

13.       If your employment terminates due to Retirement, notwithstanding anything contained in Paragraph 7 to the contrary, in the event that while this Agreement is outstanding you provide services as an employee, director, consultant, agent or otherwise (professionally engaged in any respect – directly or indirectly) to or with any person, company or entity engaged in any business (whether brick-and-mortar or online) that within the United States sells at retail groceries, food, drugs, health or beauty care items, motor fuels, or pharmaceuticals, or manufactures food/beverage products that are sold at retail, or conducts data analytics activity, financial services activity, or any other business activity of any kind that is in competition with any business line that is conducted by Kroger or is under active consideration by Kroger at any time during the last six months of your employment with Kroger, in each case, any unvested portion of this option shall immediately expire.  If any portion of the option is vested and exercisable prior to that expiration, you or your personal representative have one year or the remainder of the ten year term, whichever is shorter, to exercise such vested portion of the option.

14.       Notwithstanding anything contained in Paragraph 7 to the contrary, during your employment or thereafter, you or anyone acting at your behest or on your behalf shall not in any respect divulge or disclose in any way to any third party any Kroger trade secrets, business plans, strategies or policies, financial or marketing information, sales or market share information, vendor or supplier information, contractual information, or other confidential company information of any kind whatsoever (that is, material business-related information not already disclosed by the company, or any other material non-public company information). In the event of a violation of the foregoing provision, any unvested portion of this option shall immediately expire.  If any portion of the option is vested and exercisable prior to that expiration, you or your personal representative have one year or the remainder of the ten year term, whichever is shorter, to exercise such vested portion of the option.  You further acknowledge and agree that the immediate expiration of any unvested portion of this option is not the exclusive or sole consequence or remedy in the event of a divulgence or disclosure as described above in this paragraph but rather one among others, and that in addition to the foregoing Kroger fully reserves and retains the right to pursue all other remedies available or potentially available to it as a matter of law or equity.

15.       This Agreement is governed by the laws of the state of Ohio.

The parties have executed this Agreement on the date of grant set forth above.

The Kroger Co.

By	Rodney McMullen

(“you”)

<Name>